13 February 2007

ISS recommends Portugal Telecom shareholders vote to approve the conditions of Sonaecom’s offer

Sonaecom today announced that Institutional Shareholder Services Inc. (ISS), the leading independent proxy voting advisory and corporate governance service, has recommended that shareholders of Portugal Telecom vote to approve the removal of voting limits and authorize the purchase of PT shares by Sonaecom at the EGM on 2 March 2007.

ISS believes that “recommending support for the resolutions would accommodate a wider range of investment decisions than voting against, as PT shareholders who support these resolutions to exempt Sonaecom from the 10-percent ownership limit may choose to either tender or not tender their shares under the current offer or any potential revised offer.”

ISS’s voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the world.

Paulo Azevedo, CEO of Sonaecom commented: “We are delighted that ISS has recommended PT shareholders vote to approve the removal of voting limits and authorize the purchase of PT shares by Sonaecom. It is critical that PT shareholders vote at the EGM.”

All shareholders are strongly encouraged to vote their shares, or make appropriate arrangements for such shares to be voted on their behalf, in favour of or “FOR” the resolutions, as soon as possible. Holders of ordinary shares should contact their bank or broker immediately to determine the voting cut-off date established by their particular bank or broker for receipt of all documentation needed to vote their shares. Such voting cut-off dates could be as early as February 15, 2007. The voting cut-off date for ADS holders is Noon, New York City Time, on February 23, 2007.

Shareholders with questions regarding voting their shares, the EGM or the offer may call the Sonaecom information line at the following free-phone numbers: from Portugal, 800 844 613; from the rest of the EU, excluding Greece, 00800 7710 9970; from the US, 1-888-750-5834.

Notes to Editors

On 6 and 7 February 2006, Sonaecom publicly declared its decision to launch a General Takeover Offer for all the shares of Portugal Telecom and the convertible bonds issued by the same company, as well as a General Takeover Offer for all the shares of PT Multimédia, under the terms and conditions contained in the initial takeover announcements and other documents, pertaining to these Offers, which have been disclosed.

Sonaecom is the second largest integrated telecommunications operator in Portugal, operating within the fixed and mobile telecommunications, media and SSI sectors, being the most dynamic integrated telecommunications operator in Europe.

This announcement relates to the tender offer being made in Portugal (the “Portuguese Offer”) by Sonaecom, SGPS, S.A. (“Sonaecom”) and Sonaecom, B.V. for all ordinary shares and class A shares of Portugal Telecom, SGPS, S.A. (“PT”). The Portuguese Offer is made solely by a prospectus containing and setting out the terms and conditions of the Portuguese Offer (the “Portuguese Prospectus”). PT investors and security holders are urged to read the Portuguese Prospectus regarding the tender offer for PT in Portugal, because it contains important information. The Portuguese Prospectus and certain complementary documentation have been filed in Portugal with the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) (the “CMVM”). Free copies of the Portuguese Prospectus are available on the CMVM’s website at www.cmvm.pt. The Portuguese Prospectus is also available from Sonaecom on its website at www.sonae.com. Copies of the Portuguese Prospectus will not be mailed or otherwise distributed in or sent into or made available in the United States.

U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located may participate the tender offer by Sonae, SGPS, S.A. (“Sonae”), Sonaecom, and Sonaecom, B.V. (together with Sonae and Sonaecom, the “Purchasers”), for PT shares being conducted in the United States. The Purchasers have filed with the United States Securities and Exchange Commission (the “SEC”) a statement on Schedule TO, which includes an offer to purchase and related offer materials for all ordinary shares held by U.S. persons and for PT ADSs held by holders wherever located (collectively, the “Tender Offer Statement”). PT has filed a Solicitation/ Recommendation Statement on form Schedule 14D-9 with the SEC. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located are advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information. U.S. INVESTORS AND U.S. HOLDERS OF PT SECURITIES AND ALL HOLDERS OF ADSs ARE URGED TO READ THE OFFER TO PURCHASE, THE STATEMENT ON SCHEDULE TO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC’s website at www.sec.gov. The offer to purchase and other transaction-related documents are being mailed to holders of PT securities eligible to participate in the U.S. offer and additional copies may be obtained for free from Innisfree M&A Incorporated, the information agent: 501 Madison Avenue, 20th Floor, New York, New York 10022, Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833.

This announcement does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.

This announcement may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed U.S. and Portuguese offers, based on the Purchasers’ current expectations or beliefs. Forward-looking statements are statements that are not historical facts. These forward-looking statements may relate to, among other things: management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forwarding-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. You are cautioned not to put undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward-looking information or statements